Exhibit 99.1

Dendreon Names Mark Frohlich Vice President of Clinical Affairs

SEATTLE, WA, March 16, 2006 – Dendreon Corporation (Nasdaq: DNDN) today announced the promotion of Mark Frohlich, M.D., to vice president of clinical affairs. Dr. Frohlich, a urologic oncologist with over a decade of oncology drug development and patient treatment experience in the public and private sectors, will focus on the completion of the clinical section of the Biologics License Application (BLA) for PROVENGE®, which the Company is on track to submit to the U.S. Food and Drug Administration (FDA) by the middle of this year and the ongoing Phase 3 IMPACT (D9902B) clinical study of PROVENGE in men with advanced prostate cancer.

Prior to joining Dendreon, Dr. Frohlich was vice president and medical director at Xcyte Therapies where he oversaw its medical affairs operations. At Xcyte, he led the clinical development program for an autologous activated T cell therapy for the treatment of cancer, infection and immunodeficiency. Before that, he was an assistant professor in the Division of Hematology/Oncology at the University of California, San Francisco, where he specialized in urologic oncology and was active in laboratory, translational and clinical research. While at the University of California, San Francisco, Dr. Frohlich worked closely with the Company’s principal investigator of the D9901 study, Dr. Eric Small, and has had personal experience in delivering PROVENGE to patients with late stage prostate cancer.

“In the last year, Mark has played an increasingly central role in Dendreon’s clinical affairs, most recently leading the redesign and amendments to our Special Protocol Assessment agreement with the FDA for the IMPACT trial,” said Mitchell H. Gold, M.D., president and chief executive officer. “Mark is a strong leader whose direct patient experience as a practicing urologic oncologist will serve us well as we complete our BLA and move through the final phase of the regulatory process necessary to bring PROVENGE to market.”

Dr. Frohlich received his M.D. from Harvard Medical School and did his post doctoral training in Oncology at the University of California, San Francisco. He also has a B.S. from Yale in electrical engineering and economics.

In addition, the Company announced that Robert M. Hershberg, M.D. will be leaving the Company, but will continue to assist the Company in a consulting capacity. Dr. Gold added, “I would also like to thank Rob for his contributions to the company and wish him well in his future endeavors.”

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics that harness the immune system to fight cancer. The Company uses its experience in antigen identification, antigen engineering and antigen-presenting cell processing to produce active immunotherapy product candidates to potentially stimulate a cell-mediated immune response. PROVENGE (sipuleucel-T) is Dendreon’s lead active cellular immunotherapy in Phase 3 development for prostate cancer. The Company also discovered Trp-p8, a cold receptor and transmembrane ion channel in pre-clinical development, which is over-expressed in breast, prostate, lung and colon cancers. For more information about the Company and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties surrounding the efficacy of PROVENGE to treat men suffering from prostate cancer, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such differences include risks related to our limited operating history, risks associated with completing our clinical trials, the risk that the safety and/or efficacy results of a clinical trial for PROVENGE will not support an application for a biologics license, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the FDA will not approve a product for which a biologics license has been applied, the risk that the results of a clinical trial for PROVENGE or other product may not be indicative of results obtained in a later clinical trial, risks that we may lack the financial resources and access to capital to fund required clinical trials or commercialization of PROVENGE, our dependence on the efforts of third parties, including collaborators, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

/s/ Monique M. Greer
Monique M. Greer Sr. Director, Corporate Communications Dendreon Corporation (206) 829-1500